EXHIBIT 10.1

DEFINITIVE SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (“Agreement”), dated as of July 31, 2014 has been reached between Goldstar North American Mining, Inc., located at 19425 - G, Liverpool Parkway, Cornelius, NC 28031 (“Seller”), its shareholders, holding the 100 shares which are issued and outstanding, and executing below (“Seller Parties”), with the number of shares of XFormity Technologies Inc. to be received by each Seller Party, designated below by their respective signature space, and XFormity Technologies, Inc., located at 2005 Keats Lane, Highland Park, IL 60035 (the “Company (the Company, Seller Parties and the Seller, who are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the respective boards of directors and shareholders of each of the Seller and the Company have agreed to exchange shares of the Company for one hundred percent (100%) of the outstanding shares of the Seller, held by the Seller Parties (the “Share Exchange”), upon the terms, and subject to the conditions, set forth in this Agreement;

WHEREAS, it is intended that, for federal income tax purposes, the Share Exchange shall qualify as a reorganization under the provisions of Section 368(a)(1)(B) and/or Section 368(a)(1)(C)of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated there under (the “Code”); and

WHEREAS, the Seller Parties, the Seller and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

I.1

Certain Definitions.  The following terms shall, when used in this Agreement, have the following meanings:

“Acquisition” means the acquisition of any businesses, assets or property other than in the ordinary course, whether by way of the purchase of assets or stock, by the Company acquiring all of the outstanding shares of the Seller pursuant to this Share Exchange Agreement.

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Los Angeles, California, are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Documents” mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or there under.

“Commission” means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

“The Seller Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Seller Business and in which the Seller has any right, title or interest or in which the Seller acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of the Seller, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Collateral Documents.  A list of the Seller Assets is attached hereto as “Schedule A – List of the Seller Assets.”

“the Seller Business” means the leasing and operating of the Seller Assets.

“the Seller Common Stock” means the percentage of ownership and/or shares of the Seller.

“the Seller Parties” means, as of any particular date, the holders of the Seller Common Stock on that date.

“Effective Time” means, the moment in time when the shares of the Seller are exchanged for the shares of the Company.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations there under.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys’, accountants’ investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means a material adverse effect on (i) the assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on the Company: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Share Exchange, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

“Share Exchange Shares” means the shares of the Seller Common Stock deliverable by the Seller Parties in exchange for the Company Series A Preferred Stock pursuant to Section 2.7.

“the Company Business” means the business conducted by the Company.

“the Company Common Stock” means the common shares of the Company.

“the Company Preferred Stock” means Series A Convertible Preferred Stock.

“the Company Securities Filings” means the Company’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, and all other reports filed and to be filed with the Commission prior to the Effective Time.

“Permit” means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Regulatory Authority to regulate the affected property; (iii) statutory liens of banks and rights of set off; (iv) as to leased assets, interests of the lessors and sublessors thereof and liens affecting the interests of the lessors and sublessors thereof; (v) inchoate material men’s, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course in connection with workers’ compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by the Company or the Seller, as the case may be, in the ordinary course and not interfering in any material respect with the ordinary course of the business of the Company or the Seller, as the case may be; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights of way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the ordinary course.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, Limited Liability Company, Regulatory Authority or other entity.

“Proposed Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company Business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

“Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations there under.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a fifty percent (50%) or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means regulations promulgated by the U.S. Treasury Department under the Code.

ARTICLE II

THE SHARE EXCHANGE

II.1

Share Exchange.  In accordance with and subject to the provisions of this Agreement and the Texas Corporations Code (“DCC”), at the Effective Time the Seller shall become a wholly subsidiary of the Company, and the Company shall be the only shareholder of the Seller. The Seller shall continue in its existence with one owner, the Company, until the merger, as provided for herein.

(a)

It is hereby agreed that the following paragraphs of Article II shall take place simultaneously at the Effective Time: Clause 2(a)(2) and (3), 3, 4, 5 and 6.  Clause 2(a)(1) shall take place immediately upon signing this Agreement and clause 2(b) at an undetermined time.

II.2

Purchase of Drobny Shares.

(a)

The Seller shall pay one hundred twenty-five thousand US dollars ($125,000) to Sheldon Drobny, in accordance with the following schedule in consideration of the 548,258 Preferred Shares held by Mr. Drobny:

1.

USD $25,000 upon signing of this Definitive Share Exchange Agreement;

2.

USD $33,000 due thirty days from completion of the name change and symbol change are effective;

3.

USD $33,000 due sixty days from the name and symbol change are effective;

4.

USD $34,000 due ninety days from the date of the name and symbol change are effective,

of which up to $25,000 is designated for legal fees and accounting fees necessary to enable the Company to become current in its SEC filings.

II.3

Share Exchange Shares; Conversion and Cancellation of Securities, Other Corporate Actions, and Other Recent Transactions.

The Seller Parties shall exchange all of their shares in the Seller for 99,451,742 of the Company’s Preferred Shares (the other 548,258 Preferred Shares of which were acquired by the Seller, from Sheldon Drobny, are to be distributed by the Seller to the Seller Parties, pro rata), designated as voting and convertible, both voting and convertible at a ratio of 139.5 shares of Common Stock for every share of Preferred Stock (the “Share Exchange Shares”), the one hundred million (100,000,000) convert into forty-six million five hundred thousand (46,500,000) shares of the Company Common Stock post-reverse split (one-for-300), thirteen billion nine hundred fifty million (13,950,000,000), calculated pre-reverse split. The number of Preferred Shares to be issued to each Seller Party, is set forth below, representing all one hundred million (100,000,000) Preferred Shares:

	Corrected/adjusted
	Post 300 to 1 split
	Common share	100,000,000
	Equivalency	Preferred shares
John Hansel Esq.	500,000	1,075,269
Craig Parkinson	2,000,000	4,301,075
Joseph Bonocore	240,000	516,129
Mike Jones	4,200	9,032
Richard Ziminski	1,500,000	3,225,806
Mike Showers	1,400,000	3,010,753
Matthew Hay	5,000,000	10,752,688
Spencer Showers	400,000	860,215
Owen Meals	175,000	376,344
Gold Miner's Ventures, Inc.	35,280,800	75,872,688
	46,500,000	100,000,000

It is hereby agreed that upon closing, or shortly thereafter, the Company shall have no Preferred Stock outstanding, and shall be cancelled and retired; the Company will have 62,185,272 shares of Common Stock issued and outstanding. The 62,185,272 shares of outstanding Common Stock shall consist of the 55,581,553 presently outstanding, reduced by a 1-for-300 reverse split, taking the issued and outstanding down to 185,272, increased by the issuance of 15,500,000 shares of common, among 8 persons, 2,500,000 to Adobe International, Inc., 2,700,000 to Topspot Holdings, Inc., 2,600,000 to Lanham & Lanham, LLC, 2,250,000 to Zodiac Investments, LLC, 2,450,000 to Midway International, LLC, and 2,500,000 to Elite International Partners, Inc., and the 500,000 share balance, would be issued 250,000 shares to Securities Counselors, Inc. (SCI) for the balance due for its unpaid legal services and 250,000 shares to Shelly Drobny for the balance due for his unpaid professional services. These shares are being issued to such parties as a consequence of the fact that SCI has sold 98.361% of its claim, collectively, to: Adobe International, Inc., Topspot Holdings, Inc., Lanham & Lanham, LLC, Zodiac Investments, LLC, Midway International, LLC, Elite International Partners, Inc. (the “Purchasers”) at a discount, collectively for $25,000, SCI retaining its right to receive 250,000 shares of XFormity Common Stock (represented by the balance, or the unsold portion of its claim), which right has been assigned by SCI to Ryan D Goulding, CPA, SCI’s Assignee. Mr. Drobny also agreed to accept in satisfaction of his $97,500 claim for services to or on behalf of XFormity for 250,000 shares of XFormity Common Stock and 548,258 shares of Preferred Stock), which Preferred Stock is being acquired hereby, by the Seller.

At the closing, or shortly thereafter, the Seller shall merge into and become the Company, after which the Seller shall cease to exist, and each certificate formerly representing any issued or paid in respect thereof.

(a)

Fractional Shares.  No certificates or scrip evidencing fractional shares of the Seller Stock shall be issued in exchange for the Company Common Stock.  All fractional share amounts shall be rounded up to the nearest whole share.

(b)

Reverse Split.

It is hereby agreed that given the intent of the Seller to do a 1 for 300 split, when the Seller is able, given the legal requirements and impediments associated therewith, that in the event of a reverse stock split by XFormity, within (1) year from the court order permitting the issuance of such settlement shares, each of Adobe International, Inc., Topspot Holdings, Inc., Lanham & Lanham, LLC, Zodiac Investments, LLC, Midway International, LLC, Elite International Partners, Inc., SCI, its Assignee, Ryan Goulding, or Sheldon Drobny, shall be protected against the reverse split such that each shall be entitled to additional shares to replace the unsold shares lost as a consequence of the reverse stock split.

(c)

When the Seller is able, given the legal requirements and impediments associated therewith, the Seller will make the appropriate filing with FINRA to do a 1-for-300 reverse stock split and change the name of the company, both with FINRA and with the Secretary of State of the State of Colorado to effect a change of name to “Goldstar North American Mining, Inc.”

II.4

Surrender of Company Certificates.

(a)

Exchange Procedures.  Promptly after the Effective Time, the Seller or its appointed designee shall mail to each holder of a certificate or certificates of its Common Stock (“Company Certificates”) whose shares are exchanged for the Share Exchange Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass to the Seller, only upon delivery of the Company Certificates to the Seller and which shall be in such form and have such other provisions as the Seller may reasonably specify) and (ii) instructions for use in effecting the surrender of the Seller Certificates in exchange for the Share Exchange Shares. Upon surrender of the Seller Certificates for cancellation to the Company, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such the Seller Certificates shall be entitled to receive the Share Exchange Shares in exchange therefore and the Seller Certificates so surrendered shall forthwith be canceled.  Notwithstanding the foregoing, if any the Seller Certificate is lost, stolen, destroyed or mutilated, such holder shall provide evidence reasonably satisfactory to the Seller as to such loss, theft, destruction or mutilation and an affidavit in form and substance satisfactory to the Seller, and, thereupon, such holder shall be entitled to receive the Share Exchange Shares in exchange therefore and the Company Certificates so surrendered shall forthwith be canceled.

II.5

Stock Transfer Books.  At the Effective Time, the stock transfer books of the Seller shall be closed, and there shall be no further registration of transfers of shares of the Seller Common Stock thereafter on the records of the Company.

II.6

Restriction on Transfer.  The Share Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Share Exchange Shares or any available exemption from registration under the Act, the Share Exchange Shares must be held indefinitely.  The Seller Parties are aware that the Share Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met.  Among the conditions for use of Rule 144 may be the availability of current information to the public about the Surviving Company.

II.7

Restrictive Legend.  All certificates representing the Share Exchange Shares shall contain the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE, ARE SUBJECT TO THE TERMS OF A SHARE EXCHANGE AGREEMET DATED AS OF JULY __, 2014, BETWEEN GOLDSTAR NORTH AMERICAN MINING, INC. AND XFORMITY TECHNOLOGIES, INC., A COPY OF WHICH IS ON FILE IN THE PRINCIPAL OFFICE OF THE ISSUER. FURTHER, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT OR AN EXEMPTION THEREFROM.”

Closing.  The closing of the transactions contemplated by this Agreement and the Collateral Documents (the “Closing”) shall take place at the offices of Randall J. Lanham, Esq., Lanham & Lanham, LLC, located at 28562 Oso Parkway, Unit D, Rancho Santa Margarita, CA 92588, or at

such other location as the parties may agree at 11:00 a.m., Pacific Time on the agreed date, which, shall be within sixty (60) days of the signing hereof (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Seller that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

III.1

Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization.  The Company has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted.  The Company is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

III.2

Capitalization.

(a)

The authorized capital stock and other ownership interests of the Company consist of one hundred twenty-five million (125,000,000) shares of Common Stock, of which 55,581,553 shares were issued and outstanding as of March 31, 2014, and one hundred million (100,000,000) shares of Preferred Stock, 548,258 of which are outstanding, held by Sheldon Drobny.  All of the outstanding the Company Common and Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable.

(b)

Other than what has been described herein or in the Company’s SEC Documents, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively “Options”).

(c)

All of the issued and outstanding shares of the Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

III.3

Authority and Validity.  The Company has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to the approval of the Company Shareholders as contemplated herein and subject to the receipt of any necessary consents, approvals, authorizations or other matters referred to herein).  The execution and delivery by the Company of, the performance by the Company of its obligations under, and the consummation by the Company of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company (subject to the approval of the Company Shareholders as contemplated herein).  This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the Seller Parties and approval by the Company Shareholders) is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.  Upon the execution and delivery of the Collateral Documents by each Person (other than by the Seller Parties) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by the Seller Parties, the Collateral Documents will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

III.4

No Breach or Violation.  Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Company of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any Encumbrance upon the Company, the Company Assets, the Company Business or the Company Common Stock by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of the Company or any Subsidiary of the Company, (ii) any material contract, agreement, lease, indenture or other instrument to which the Company is a party or by or to which the Company, or the Assets may be bound or subject and a violation of which would result in a Material Adverse Effect on the Company, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to the Company or (iv) any Permit of the Company, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

III.5

Consents and Approvals.  Except for requirements described in Schedule 3.5, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the

Company in connection with the execution, delivery and performance by the Company of this Agreement or any Collateral Document or for the consummation by the Company of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

III.6

Intellectual Property. The Seller warrants that it has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know how necessary for the operation of the Company Business without the payment of any royalty or similar payment, as described in the “Goldstar North American Mining, Inc., Executive Summary” attached hereto as Exhibit A.

III.7

Compliance with Legal Requirements.  The Company has operated its Business in compliance with all Legal Requirements applicable to the Company except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on the Company or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

III.8

Litigation.  There are no outstanding judgments or orders against or otherwise affecting or related to the Company, the Company Business or the Company Assets and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the Company’s knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents, except as noted in the audited Company Financial Statements or documented by the Company to the Seller.

III.9

Taxes.  The Company has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, and has paid all taxes required to be paid in respect thereof except where such failure would not have a Material Adverse Effect on the Company, except where, if not filed or paid, the exception(s) have been documented by the Company to the Seller.

III.10

Books and Records.  The books and records of the Company accurately and fairly represent the Company Business and its results of operations in all material respects.

III.11

Brokers or Finders.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither the Company, nor any of its Affiliates/Representatives have incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

III.12

Disclosure.  No representation or warranty of the Company in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

III.13

No Undisclosed Liabilities.  The Company is not subject to any material liability (including unasserted claims), absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the balance sheet as of June 30, 2014 other than liabilities of the same nature as those set forth in the Company Financial Statements and reasonably incurred in the ordinary course of its business after June 30, 2014.

III.14

Absence of Certain Changes.

Since June 30, 2014, the Company has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person. Or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect the Company’s business, operations, assets, liabilities or financial condition; or (1) amended its Articles of Organization or By-laws, except as otherwise contemplated herein.

III.15

Contracts.  A true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which the Company is a party or by which it or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, the Company in excess of $100,000 (the “Contracts”). The Company has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor bas any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect there under. To the best knowledge of the Company, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party there under. The Company knows of and has no reason to believe that there are any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

III.16

Permits and Licenses. The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. The Company has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

III.17

Assets Necessary to Business. The Seller owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and is a party to all licenses, permits and other agreements necessary to permit it to carry on its business as presently conducted.

III.18

Labor Agreements and Labor Relations.  The Company has no collective bargaining or union contracts or agreements. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; there are no charges of discrimination or unfair labor practice charges” or complaints against the Company pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company.

III.19

Employment Arrangements.  The Company has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of the Company, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. No employee of the Company is in violation of any employment agreement or restrictive covenant.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SELLER PARTIES

Each of the Seller Parties, jointly and severally, represents and warrants to the Company that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

IV.1

Organization and Qualification.  The Seller has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The Seller is duly qualified or licensed to do business in and are each in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Seller or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or the Seller to perform its obligations under this Agreement or any of the Collateral Documents.

IV.2

Capitalization.

(a)

The authorized capital stock of the Seller consists of 100 Shares of Common Stock and zero shares of Preferred Stock.  All 100 Shares of Common Stock are issued and outstanding, held by the Seller Parties, and have been duly authorized, validly issued and outstanding and fully paid and non-assessable, which shares are exchanged hereby, as above provided.

(b)

Schedule 4.2(b) lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Seller or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(c)

All of the issued and outstanding shares of the Seller Capital Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (with respect to Subsidiaries that are corporations) and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

IV.3

Authority and Validity.  Each the Seller Party has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents.  The execution and delivery by each the Seller Party of the performance by each the Seller Party of its obligations under, and the consummation by each the Seller Party of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of each the Seller Party. This Agreement has been duly executed and delivered by each of the Seller Parties and (assuming due execution and delivery by the Company) is the legal, valid and binding obligation of each the Seller Party, enforceable in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.  Upon the execution and delivery by each of the Seller Parties of the Collateral Documents to which each of them is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

IV.4

No Breach or Violation.  Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to

Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Seller Parties of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any the Seller Party under, or result in the creation or imposition of any Encumbrance upon the property of any the Seller Party by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of any the Seller Party, (ii) any contract, agreement, lease, indenture or other instrument to which any the Seller Party is a party or by or to which any the Seller Party or its property may be bound or subject and a violation of which would result in a Material Adverse Effect on the Seller taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to any the Seller Party or (iv) any Permit of the Seller or subsidiary, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on the Seller or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of any the Seller Party to perform its obligations hereunder or there under.

IV.5

Consents and Approvals.  Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by any the Seller Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on the Seller or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or the Seller to perform its obligations under this Agreement or any of the Collateral Documents.

IV.6

Compliance with Legal Requirements.  The Seller Business has operated in compliance with all material Legal Requirements including, without limitation, the Exchange Act and the Securities Act applicable to the Seller, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on the Seller or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.7

Litigation.  There are no outstanding judgments or orders against or otherwise affecting or related to the Seller, or their business or assets; and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of the Seller, threatened that, that has not been disclosed and if adversely determined, would have a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.8

Ordinary Course.  Since the date of the balance sheet included in the most recent the Seller Securities Filings filed through the date hereof, there has not been any occurrence,

event, incident, action, failure to act or transaction involving the Seller, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Seller.

IV.9

Assets and Liabilities.  As of the date of this Agreement, neither the Seller nor any of its Subsidiaries has any Assets or Liability, except for the (i) Liabilities disclosed in the balance sheet disclosed to the Company through the date hereof and (ii) the mining claims and intellectual property described in the “Goldstar North American Mining, Inc., Executive Summary” attached hereto as Exhibit A.

IV.10

Taxes.  The Seller and each of its Subsidiaries, has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on the Seller.

IV.11

Books and Records.  The books and records of the Seller and its Subsidiaries accurately and fairly represent the Seller Business and its results of operations in all material respects.  All accounts receivable and inventory of the Seller Business are reflected properly on such books and records in all material respects.

IV.12

Financial and Other Information.

(a)

Two years of audited historical financial statements of the Seller and all subsidiaries will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and present fairly the financial condition of the Seller and its results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

(b)

To the knowledge of current management, the Seller’s financials do not contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

IV.13

Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither the Seller, nor any of its Affiliates/Representatives have incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

IV.14

Disclosure.  No representation or warranty of the Seller in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by the Seller pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

IV.15

Filings.  The Seller has or will make all of the filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, required to be made and no such filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, not misleading.

IV.16

Conduct of Business.  Prior to the Closing Date, the Seller shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the Company, except in the regular course of business. Except as otherwise provided herein, the Seller shall not amend its Articles of Incorporation or By-Laws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.

ARTICLE V

COVENANTS OF THE COMPANY

Between the date of this Agreement and the Closing Date:

V.1

Additional Information.  The Company shall provide to the Seller and its Representatives such financial, operating and other documents, data and information relating to the Company, the Company Business and the Company Assets and Liabilities of the Company, as the Seller or its Representatives may reasonably request.  In addition, the Company shall take all action necessary to enable the Seller and its Representatives to review, inspect and audit the Company Assets, the Company Business and Liabilities of the Company and discuss them with the Company’s officers, employees, independent accountants, customers, licensees, and counsel.  Notwithstanding any investigation that the Seller may conduct of the Company, the Company Business, the Company Assets and the Liabilities of the Company, the Seller may fully rely on the Company’s warranties, covenants and indemnities set forth in this Agreement.

V.2

Consents and Approvals.  As soon as practicable after execution of this Agreement, the Company shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Company to consummate the transactions contemplated by this Agreement and the Collateral Documents.

V.3

Non-circumvention.  It is understood that in connection with the transactions contemplated hereby, the Seller has been and will be seeking to find investors willing to provide loans and/or capital investments to finance business plans.  In connection therewith, the Company will not, and it will cause its directors, officers, employees, agents and representatives not to attempt, directly or indirectly, (i) to contact any party introduced to it by the Seller, or (ii) deal with, or otherwise become involved in any transaction with any party which has been introduced to it by the Seller, without the express written permission of the introducing party and without having entered into a commission agreement with the introducing party.  Any violation of the covenant shall be deemed an attempt to circumvent the Seller, and the party so violating this covenant shall be liable for damages in favor of the circumvented party.

V.4

No Solicitations.  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, the Company will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

V.5

Notification of Adverse Change.  The Company shall promptly notify the Seller of any material adverse change in the condition (financial or otherwise) of the Company.

V.6

Notification of Certain Matters.  The Company shall promptly notify the Seller of any fact, event, circumstance or action known to it that is reasonably likely to cause the Company to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Seller pursuant to this Agreement or the existence or occurrence of which would cause any of the Company’s representations or warranties under this Agreement not to be correct and/or complete.  The Company shall give prompt written notice to the Seller of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

V.7

The Company Disclosure Schedule.  The Company shall, from time to time prior to Closing, supplement the Company Disclosure Statement with additional information that, if existing or known to it on the date of delivery to the Seller, would have been required to be included therein.  For purposes of determining the satisfaction of any of the conditions to the obligations of the Seller in ARTICLE VII, the Company Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Company Disclosure Statement by written supplements delivered prior to Closing by the Company that (i) are accepted in writing by the Seller, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

V.8

State Statutes.  The Company and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Share Exchange, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Share Exchange and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Share Exchange, this Agreement and the transactions contemplated hereby.

V.9

Conduct of Business.  Prior to the Closing Date, the Company shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the Seller, except in the regular course of business.  Except as otherwise provided herein, the Company shall not amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

V.10

Securities Filings.  The Company will timely file all reports and other documents relating to the operation of the Company required to be filed with the Securities and Exchange Commission, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

V.11

Election to the Company’s Board of Directors.  At the Effective Time of the Share Exchange, the Company shall take all steps necessary so that there will be a one (1) continuing director (the “the Company Director”) and the remaining directors shall be designated by the Seller.

ARTICLE VI

COVENANTS OF THE SELLER

Between the date of this Agreement and the Closing Date,

VI.1

Additional Information.  The Seller shall provide to the Company and its Representatives such financial, operating and other documents, data and information relating to the Seller, the Seller Business and the Seller Assets and the Liabilities of the Seller and its Subsidiaries, as the Company or its Representatives may reasonably request.  In addition, the Company shall take all action necessary to enable the Company and its Representatives to review and inspect the Seller Assets, the Seller Business and the Liabilities of the Seller and discuss them with the Company’s officers, employees, independent accountants and counsel.  Notwithstanding any investigation that the Company may conduct of the Seller, the Seller Business, the Seller Assets and the Liabilities of the Seller, the Company may fully rely on the Seller’s warranties, covenants and indemnities set forth in this Agreement.

VI.2

No Solicitations.  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, the Seller will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

VI.3

Notification of Adverse Change.  The Seller shall promptly notify the Company of any material adverse change in the condition (financial or otherwise) of the Seller.

VI.4

Consents and Approvals.  As soon as practicable after execution of this Agreement, the Seller shall use its commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Seller to consummate the transactions contemplated by this Agreement and the Collateral Documents.

VI.5

Notification of Certain Matters.  The Seller shall promptly notify the Company of any fact, event, circumstance or action known to it that is reasonably likely to cause the Seller to be unable to perform any of its covenants contained herein or any condition precedent if not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Company pursuant to this Agreement or the existence or occurrence of which would cause the Seller’s representations or warranties under this Agreement not to be correct and/or complete.  The Seller shall give prompt written notice to the Company of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

VI.6

The Seller Disclosure Schedule.  The Seller shall, from time to time prior to Closing, supplement the Seller Disclosure Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein.  For purposes of determining the satisfaction of any of the conditions to the obligations of the Company in the Seller Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of delivery to the Company and (b) information added to the Seller Disclosure Statement by written supplements delivered prior to Closing by the Seller that (i) are accepted in writing by the Company or (ii) reflect actions taken or events occurring after the date hereof and prior to Closing.

VI.7

Audited Financial Statements. Prior to Closing, the Seller shall provide the Company with financial statements: two calendar years, 2013 and 2012, of audited historical financial statements of the Seller and all subsidiaries, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and presenting fairly the financial condition of the Seller and its results of operations as of the dates and for the periods indicated, subject only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

All obligations of the Seller Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the Seller Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

VII.1

Accuracy of Representations.  All representations and warranties of the Company contained in this Agreement, the Collateral Documents and any certificate delivered by any of the Company at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.  The Company shall have delivered to the Seller a certificate dated the Closing Date to the foregoing effect.

VII.2

Covenants.  The Company shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing.  The Company shall have delivered to the Seller a certificate dated the Closing Date to the foregoing effect.

VII.3

Consents and Approvals.  All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

VII.4

Delivery of Documents.  The Company shall have delivered, or caused to be delivered, to the Seller the following documents:

(i)

Certified copies of the Company articles of incorporation and bylaws and certified resolutions of the board of directors of the Company authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii)

Such other documents and instruments as the Seller may reasonably request: (A) to evidence the accuracy of the Company’s representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by the Company of, or the compliance by the Company with, any covenant, obligation, condition and agreement to be performed or complied with by the Company under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

(iii)

Letters of resignation from the Company’s current officers and directors to be effective upon the Closing.

(iv)

Board resolutions from the Company’s current directors appointing the designees of the Seller to the Company’s board of directors.

VII.5

No Material Adverse Change.  Since the date hereof, there shall have been no material adverse change in the Company Assets, the Company Business or the financial condition or operations of the Company, taken as a whole.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

All obligations of the Company under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Company may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

VIII.1

Accuracy of Representations.  All representations and warranties of the Seller contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by any of the Seller at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.  The Seller shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

VIII.2

Covenants.  The Seller shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by the Seller at or prior to Closing.  The Seller shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

VIII.3

Consents and Approvals.  All consents; approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

VIII.4

Delivery of Documents.  The Seller, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company the following documents:

Documents and instruments as the Company may reasonably request: (A) to evidence the accuracy of the representations and warranties of the Seller under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by the Seller of, or the compliance by the Seller with, any covenant, obligation, condition and agreement to be performed or complied with by the Seller under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents, including:

VIII.5

No Material Adverse Change.  There shall have been no material adverse change in the business, financial condition or operations of the Seller and its Subsidiaries taken as a whole.

VIII.6

No Litigation.  No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this

Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on the Seller.

ARTICLE IX

INDEMNIFICATION

IX.1

Indemnification by the Company.  The Company shall indemnify, defend and hold harmless (i) the Seller, (ii) each of the Seller’s assigns and successors in interest to the Company Shares, and (iii) each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of the Company contained in this Agreement.  All claims to be assorted hereunder must be made for the first anniversary of the Closing.

IX.2

Indemnification by the Seller Parties.  The Seller Parties shall indemnify, defend and hold harmless the Company and each of the Company Shareholders from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of the Seller Parties contained in this Agreement.  All claims to be assorted hereunder must be made for the first anniversary of the Closing.

IX.3

Notice to Indemnifying Party.  If any party (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising here from and the basis of the claim.  Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure.  The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

IX.4

Defense by Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed.  In this regard, Randall Lanham, Esq. is hereby approved by the Seller as counsel to the Company (in its capacity as the Indemnifying Party).  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner.  The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE X

TERMINATION

X.1

Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to it being fully executed, or thereafter:

(a)

by mutual written agreement of the Seller, the Seller Parties and the Company hereto duly authorized by action taken by or on behalf of their respective Boards of Directors; or

(b)

by either the Company or the Seller upon notification to the non-terminating party by the terminating party:

(i)

if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions will not be satisfied; provided, however, that if such breach is curable by the non-terminating party and such cure is reasonably likely to be completed prior to the date specified in Section 10.1(b)(i), then, for so long as the non-terminating party continues to use commercially reasonable efforts to effect and cure, the terminating party may not terminate pursuant to this Section 10.1(b)(i); or

(ii)

if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Share Exchange and such order shall have become final; or

(iii)

for any reason, or no reason, if the Agreement and the Exchange have not been consummated on or before December 31, 2014.

(c)

Effect of Termination.  If this Agreement is validly terminated by either the Company or the Seller pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XI

MISCELLANEOUS

XI.1

Parties Obligated and Benefited.  This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement.  Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

XI.2

Publicity.  The initial press release shall be a joint press release and thereafter the Company and the Seller each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Share Exchange and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities inter dealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities inter dealer quotation service.

XI.3

Notices.  Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter).  Notices shall be addressed as follows:

If to the Seller to:	Randall J. Lanham, Esq.

28562 Oso Parkway, Unit D Rancho Santa Margarita, CA 92688

If to the Company to: Randall Goulding, Esq.
Securities Counselors, Inc.
1333 Sprucewood Deerfield, IL 60015

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

XI.4

Attorneys’ Fees.  In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

XI.5

Headings.  The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

XI.6

Choice of Law.  This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Colorado, without giving effect to any choice of law provision or rule (whether of the State of California or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Colorado).

XI.7

Rights Cumulative.  All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

XI.8

Further Actions.  The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

XI.9

Time of the Essence.  Time is of the essence under this Agreement.  If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

XI.10

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XI.11

Entire Agreement.  This Agreement (including the Exhibits, the Company Disclosure Statement, the Seller Disclosure Statement and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

XI.12

Survival of Representations and Covenants.  Notwithstanding any right of the Seller to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Seller pursuant to such investigation or right of investigation, the Seller shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement.  Each representation, warranty, covenant and agreement of the Company contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, the Seller has delivered to the Company Shareholders a written notice of a claim with respect to such representation, warranty, covenant or agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Dated:

July 31, 2014

Goldstar North American Mining, Inc.

By:_______________________

Name:  Craig Parkinson

Title: Chief Executive Officer

XFormity Technologies, Inc.

By:_______________________

Name: Sheldon Drobny

Title:  Chief Executive Officer

The Seller Parties:

By:_______________________                                By:_______________________

Name: John Hansel Esq.                                             Name: Joseph Bonocore

By:_______________________                                By:_______________________

Name: Richard Ziminski                                             Name: Owen Meals

By:_______________________                                By:_______________________

Name: Matthew Hay                                                  Name: Craig Parkinson

By:_______________________                                By:_______________________

Name: Mike Jones                                                      Name: Mike Showers

By:_______________________                                By:_______________________

Name: Gold Miner's Ventures, Inc.,                           Name: Spencer Showers

by:  John Hansel Esq., President